Exhibit 99.1
August 15, 2008
Dear Shareholder:
The second quarter of 2008 reflected continued profitability for The National Bank of Indianapolis Corporation. We are pleased to report that total assets at your Corporation were $1,105 million at June 30, 2008, compared to $1,070 million a year ago — a growth rate of $35 million or 3%.
Also in the second quarter of 2008, your Corporation earned $1,210,000 or $0.50 per fully diluted share compared to $2,214,000 or $0.92 per fully diluted share in the second quarter of 2007. Without the positive effect from FAS91, earnings per share in the second quarter of 2007 were $0.86. Book value per share at June 30 equaled $30.41 — a record for your Corporation.
Results for the second quarter of 2008 included a provision for loan losses of $2,100,000 as compared to our second quarter net charge-offs of $1,031,000. Loan charge-offs in the second quarter were limited to a small number of borrowers that were affected by the general decline in the housing market. In addition to covering net charge-offs, the increased provision for loan losses served to build the reserve for loan losses to over $10,500,000. We believe this is prudent in light of continued weakness in the economy.
Our second quarter performance was aided by the continued growth of our loan portfolio. Loans exceeded $850 million, for a growth of $72 million or 9% since June 30, 2007. Deposits also grew $32 million in the second quarter in spite of fierce competition, as troubled competitors posted exceedingly high deposit rates in an effort to retain their core deposit base.
Fee income was an important factor in our second quarter results. For the second quarter of 2008, the Bank generated fees in excess of $3,048,000 — up 16% over last year. The Wealth Management division provided increasing contributions to total fee income. At June 30, 2008, assets under administration in our Wealth Management division totaled $1,178 million. Diamond Capital Management investment performance continues to exceed the S&P 500.
Turning to our banking offices, our newest banking center located at the Village of West Clay near 131st Street in Carmel is currently under construction. We expect it to be completed and open in November of 2008. We believe that the high growth and attractive demographics of this area will make an excellent addition to our strategically-placed network of banking centers. We look forward to delivering outstanding personal service to our target market clients in this area.
These are turbulent times in the banking industry. Numerous banks and savings and loans have reported large losses. Some have had to raise emergency capital. In times like these, it is natural for clients and prospects to have questions.

We have responded to these questions with pride and enthusiasm by pointing out the security and the conservative management of The National Bank of Indianapolis. Consider the following:
•	The Bank has had record profitability for 14 consecutive years.

•	The Bank has ample resources and funding with a conservative ratio of loans to deposits.

•	The Bank has no reliance on brokered funds.

•	The Bank has substantial capital that places it in the top tier of capital required by the regulators.

•	The Bank has no sub-prime mortgages or investments backed by sub-prime mortgages.

•	The Bank offers FDIC deposit insurance to the full extent allowed by law.
Deposits in the Bank are backed by the profitable, well-capitalized, conservatively-managed financial resources of the largest local bank in central Indiana.
In summary, we believe that The National Bank of Indianapolis Corporation is strong, stable, and well-positioned to meet the many challenges of 2008. As always, we appreciate the numerous referrals of our shareholders and the dedication of our employees.
Sincerely,

Michael S. Maurer	Morris L. Maurer	Philip B. Roby
Chairman	President and	Executive Vice President and
	Chief Executive Officer	Chief Operating Officer
FORWARD LOOKING STATEMENTS
This document contains forward-looking statements. Forward-looking statements provide current expectations or forecasts of future events and are not guarantees of future performance, nor should they be relied upon as representing management’s views as of any subsequent date. The forward-looking statements are based on management’s expectations and are subject to a number of risks and uncertainties. Although management believes that the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially from those expressed or implied in such statements. Risks and uncertainties that could cause actual results to differ materially include, without limitation, the Corporation’s ability to effectively execute its business plans; changes in general economic and financial market conditions; changes in interest rates; changes in the competitive environment; continuing consolidation in the financial services industry; new litigation or changes in existing litigation; losses, customer bankruptcy, claims and assessments; changes in banking regulations or other regulatory or legislative requirements affecting the Corporation’s business; and changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or other regulatory agencies. Additional information concerning factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements is available in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2007, and subsequent filings with the United States Securities and Exchange Commission (SEC). Copies of these filings are available at no cost on the SEC’s Web site at www.sec.gov or on the Corporation’s Web site at www.nbofi.com. Management may elect to update forward-looking statements at some future point; however, it specifically disclaims any obligation to do so.

SECOND QUARTER 2008 HIGHLIGHTS

Selected Balance Sheet Information
	June 30, 2008	June 30, 2007		Dec. 31, 2007
(in thousands)	(unaudited)	(unaudited)		(audited)
Total Assets	$1,105,115	$1,070,908	*	$1,163,109
Loans	850,370	778,552	*	830,328
Reserve for Loan Losses	(10,582)	(8,893)	*	(9,453)
Investment Securities	149,734	134,641		134,024
Total Deposits	945,747	913,991		1,004,762
Shareholders’ Equity	70,235	64,232	*	68,938

Selected Income Statement Information
	Three Months Ended			Six Months Ended
	June 30,			June 30,
(in thousands)	2008	2007		2008	2007
Net Interest Income	$9,119	$8,290	*	$18,109	$16,261	*
Provision for Loan Losses	2,100	225		3,175	450
Non-Interest Income	3,048	2,621		5,461	4,796
Non-Interest Expense	8,353	7,401	*	18,101	14,712	*
Pretax Income	1,714	3,285	*	2,294	5,895	*
Net Income	1,210	2,214	*	1,756	3,983	*

Selected Per Share Information
	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2008	2007		2008	2007
Basic Earnings per share	$0.52	$0.95	*	$0.76	$1.72	*
Diluted Earnings per share	$0.50	$0.92	*	$0.73	$1.65	*
Book Value per Share	$30.41	$27.45	*	$30.41	$27.45	*

*	Restated to reflect the effect of accounting for FAS 91 as described in December 31, 2007, SEC Form 10-K.